UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 7, 2010

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-222-6966
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2010, the Board of Directors of Houston American Energy Corp. (the “Company”) appointed J. Alex Loftus as a Class A Director and as a member of the Company’s Audit Committee and Compensation Committee.

Since 2003, Mr. Loftus, age 66, has served as Executive Vice President of CAMAC International Corp., a Houston-based diversified global energy company with principal holdings in Africa.  Since 2007, he has also served as Chief Operating Officer of CAMAC’s trading division. Mr. Loftus manages CAMAC’s international business development activity and oversees the CAMAC Trading business unit.  Prior to joining CAMAC, Mr. Loftus held senior level positions at several consulting firms, specializing in the analysis of world crude oil and refined products markets.  Mr. Loftus began his career as a senior financial analyst at Mobil Oil. He has authored numerous articles and studies on petroleum economics and has been frequently quoted in trade publications.  He has also served as adjunct professor of economics at Villanova University and Chestnut Hill College.  Mr. Loftus is a former President of the Houston Chapter of the National Association of Business Economists and holds a B.A. in Economics and Finance from the University of Pennsylvania’s Wharton School of Business and an M.A. in Economics from Temple University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: July 7, 2010
	By:	/s/ John F. Terwilliger
John F. Terwilliger
President and Chief Executive Officer